EXHIBIT 99.1

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Unaudited June 30, 2005	Audited September 30, 2004

ASSETS
Current assets
Cash and cash equivalents	$17,874	$81,923
Accounts receivable, net of allowance of $20,775 and $13,608, respectively	294,499	230,903
Inventories	73,158	64,111
Prepaid expenses and other current assets	43,110	40,046
Total current assets	428,641	416,983
Property, plant and equipment, net of accumulated depreciation of $82,979 and $61,904, respectively	95,180	84,215
Other long-term assets	20,672	19,353
Identifiable intangible assets, net	23,973	12,737
Goodwill	371,000	316,120
Total assets	$939,466	$849,408

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$61,135	$4,263
Accounts payable and accrued expenses	115,064	116,965
Income taxes payable	23,427	4,747
Total current liabilities	199,626	125,975
Long-term debt excluding current portion	260,245	258,008
Deferred income taxes	62,910	62,607
Other long-term liabilities	7,670	8,158
Total liabilities	530,451	454,748
Minority interest	7,504	7,880
SHAREHOLDERS’ EQUITY	401,511	386,780
Total liabilities and shareholders’ equity	$939,466	$849,408

See accompanying notes to unaudited condensed consolidated financial statements.

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands except per share amounts)

	Nine Months Ended June 30,
	2005	2004

Net revenues	$1,200,011	$1,066,134
Cost of revenues	960,571	838,317
Gross profit	239,440	227,817
Selling, general and administrative	182,886	164,549
Strategic planning, severance and other operating items	772	43,494
Takeover defense expenses	4,175	16,751
Operating income	51,607	3,023
Interest expense, net	13,186	14,699
Other expense	3,463	3,454
Income (loss) before income tax provision (benefit)	34,958	(15,130)
Income tax provision (benefit)	23,328	(2,423)
Income (loss) from continuing operations	11,630	(12,707)
Income from discontinued operations, net of taxes	—	8,435
Net income (loss)	$11,630	$(4,272)

Per common share data
Basic
Income (loss) from continuing operations	$0.27	$(0.30)
Income from discontinued operations	$—	$0.20
Net income (loss)	$0.27	$(0.10)
Weighted average shares outstanding	43,833	42,565
Diluted
Income (loss) from continuing operations	$0.26	$(0.30)
Income from discontinued operations	$—	$0.20
Net income (loss)	$0.26	$(0.10)
Weighted average shares outstanding	44,668	42,565

See accompanying notes to unaudited condensed consolidated financial statements.

NEIGHBORCARE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended June 30,
	2005	2004

Cash flows from operating activities:
Net income (loss)	$11,630	$(4,272)
Adjustments to reconcile net income to net cash flows from operating activities:
Provision for doubtful accounts	12,699	10,409
Other charges not requiring funds	26,284	30,000
Changes in operating assets and liabilities, excluding the impact of business acquisitions:
Change in accounts receivable	(57,397)	(52,884)
Change in accounts payable and accrued expenses	15,955	81,785
Other, net	(3,839)	(21,723)
Net cash provided by operating activities	5,332	43,315
Cash flows from investing activities:
Capital expenditures	(27,750)	(21,866)
Pharmacy business acquisitions, net of cash acquired	(92,255)	(26,309)
Other, net	(2,004)	(33,432)
Net cash used by investing activities	(122,009)	(81,607)
Cash flows from financing activities:
Repayment of long-term debt	(4,114)	(557,918)
Net borrowings against revolving credit facility	56,100	—
Proceeds from issuance of long-term debt, net of debt issuance costs	—	458,284
Distributions of cash to GHC	—	(63,154)
Funds received from GHC for debt financing	—	135,885
Other	642	2,613
Net cash provided (used) by financing activities	52,628	(24,290)
Net decrease in cash and cash equivalents	$(64,049)	$(62,582)
Cash and cash equivalents at beginning of period	81,923	132,726
Cash and cash equivalents at end of period	$17,874	$70,144

Non-cash investing and financing activities
Distribution of net assets to GHC	$—	$(662,419)
Conversion of preferred stock to common stock	—	(46,831)

See accompanying notes to unaudited condensed consolidated financial statements.

NeighborCare, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

1.	Background and Basis of Presentation

NeighborCare, Inc. (NeighborCare), formerly named Genesis Health Ventures, Inc., provides pharmacy services nationwide through its NeighborCare® integrated pharmacy operation that served approximately 297,000 institutional beds in long-term care settings at June 30, 2005. NeighborCare also operated 33 community-based retail pharmacies and a group purchasing organization at June 30, 2005. Prior to December 1, 2003, NeighborCare also operated an inpatient services business, which was then spun-off as Genesis HealthCare Corporation (GHC). For additional information, see NeighborCare’s Form 10-K, as amended, for the fiscal year ended September 30, 2004 (Form 10-K).

On July 28, 2005, NeighborCare became a wholly-owned subsidiary of Omnicare, Inc. (Omnicare) as the result of the purchase by a wholly owned subsidiary of Omnicare, Inc. of shares of NeighborCare’s outstanding common stock at a price of $34.75 by a tender offer and the subsequent merger of the subsidiary with and into NeighborCare, with NeighborCare surviving and becoming a wholly owned subsidiary of Omnicare (Acquisition). In the merger, all shares of NeighborCare’s outstanding common stock not tendered were converted into the right to receive the same consideration per share paid in the tender offer, unless the holders of such shares properly exercise their appraisal rights under Pennsylvania law. On the same date, NeighborCare’s common stock was de-listed from the NASDAQ National Market. Further information relating to the tender offer can be found in NeighborCare’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on June 14, 2004, and in subsequent amendments filed with the Securities and Exchange Commission. See “Subsequent Events” Note for further discussion.

The accompanying condensed consolidated financial statements are unaudited and have been prepared on a basis that is substantially consistent with the accounting principles applied in the NeighborCare Form 10-K. Accordingly, certain information and footnote disclosures normally included in the financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes included in the NeighborCare Form 10-K.

In the opinion of management, the unaudited condensed consolidated financial statements include all necessary adjustments consisting of normal recurring accruals and adjustments (except as described below, and in Notes 5 and 11) for a fair presentation of the financial position and results of operations for the periods presented. Certain reclassifications have been made to the prior year’s financial statements to conform to the current year’s presentation. The quarter ended June 30, 2005 includes a pretax charge of approximately $4.5 million relating to the anticipated resolution of certain contractual issues with a customer.

2.	Significant Accounting Policies

Management’s Use of Estimates

An accounting policy is considered to be significant if it is important to NeighborCare’s financial condition and results of operations, and requires significant judgment and estimates on the part of management in its application. Significant accounting estimates and the related assumptions are evaluated periodically as conditions warrant, and changes to such estimates are recorded as new information or changed conditions require revision. Application of certain accounting policies requires management’s significant judgments, often as the result of the need to make estimates of matters that are inherently uncertain. If actual results were to differ materially from the estimates made, the reported results could be materially affected. NeighborCare’s significant estimates include allowance for doubtful accounts, allowance for inventories, revenue recognition and contractual allowances, and the valuation of long-lived assets.

During the current period, there were no material changes made to the estimates or methods by which estimates are derived with regard to the significant accounting policies of NeighborCare. See the NeighborCare Form 10-K for more detail regarding NeighborCare’s significant accounting policies.

Stock Based Compensation

As permitted by the Financial Accounting Standards Board (FASB) SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (SFAS 148), the Company applies the intrinsic value method as defined in APB Opinion No. 25, “Accounting for Stock Issued to Employees,” in accounting for its stock option and restricted stock plans. Had NeighborCare determined compensation cost of outstanding stock options based on the fair value at the grant date consistent with the provisions of SFAS 123 “Accounting for Stock Based Compensation,” the Company’s net income would have been changed to the pro forma amounts indicated below (in thousands):

	Nine months ended
	June 30, 2005	June 30, 2004

Net income (loss)—as reported	$11,630	$(4,272)
Add stock-based compensation expense included in net income as reported, net of tax effect	1,901	485
Deduct stock-based compensation expense determined under the fair-value-based method for all awards, net of tax effect	(3,160)	(4,471)
Net income (loss)—pro forma	$10,371	$(8,258)

Earnings (loss) per share:
Basic—as reported	$0.27	$(0.10)
Basic—pro forma	$0.24	$(0.19)
Diluted—as reported	$0.26	$(0.10)
Diluted—pro forma	$0.23	$(0.19)

There were no stock options granted during the nine months ended June 30, 2005. The fair value of stock options granted during the nine months ended June 30, 2004 was estimated at the grant date using the Black-Scholes option-pricing model with the following assumptions:

Volatility	35%
Expected life (in years)	5.0
Rate of return	2.2%
Dividend yield	0%

On December 16, 2004, the FASB issued Statement No. 123R, “Share Based Payment” (SFAS 123R), which is a revision of SFAS 123, “Accounting for Stock-Based Compensation.” SFAS 123R requires that all share-based payments to employees, including stock options, be recognized in the financial statements based on their fair values on the date of grant and eliminates the disclosure-only provisions permitted under SFAS 148. SFAS 123R was to be effective for fiscal periods beginning after June 15, 2005. However, on April 14, 2005, the Securities and Exchange Commission announced that the effective date of SFAS 123R was postponed until the beginning of the first fiscal year that starts after June 15, 2005. The adoption of SFAS 123R will not have a significant adverse effect on NeighborCare’s results of operations due to the Acquisition. At the time of the Acquisition, each outstanding stock option, whether vested or not, was cancelled and, in exchange therefor, Omnicare, Inc. paid to each former holder of any such cancelled option a cash amount equal to the product of (i) the excess of $34.75 over the exercise price per share and (ii) the number of shares of NeighborCare common stock covered by the stock option.

3.	Acquisitions

In the ordinary course of business, NeighborCare made strategic acquisitions to enhance NeighborCare’s geographical market presence and to create beneficial operating synergies through acquisitions in locations that NeighborCare has an existing market presence. On May 4, 2005, NeighborCare purchased all of the assets of Primecare Pharmacy. On January 1, 2005, NeighborCare purchased all of the assets of UniScripts, LTC. On December 1, 2004, NeighborCare completed the acquisition of Belville Pharmacy Services, Inc. (Belville) by purchasing certain of the assets of Belville. As of October 1, 2004, NeighborCare acquired certain of the assets and assumed certain liabilities of Quest Total Care, L.P. These acquisitions were accounted for under the purchase method of accounting for business combinations in accordance with SFAS No. 141 “Business Combinations.”

Results of these completed acquisitions are included in NeighborCare’s consolidated statements of operations from the date of the respective acquisition. Pro-forma financial information has not been prepared because the acquisitions are not material to the consolidated operations and financial position of NeighborCare. NeighborCare’s preliminary purchase price allocation, which is based on fair-value estimates, is as follows (in thousands):

Accounts receivable, net	$18,898
Inventories	3,526
Property, plant and equipment	954
Goodwill	53,848
Identifiable intangible assets	15,178
Other assets	26
Total liabilities assumed	(175)
Net assets acquired through acquisitions	$92,255

4.	Discontinued Operations

Effective December 1, 2003, NeighborCare completed its plan of disposition for GHC through a distribution of GHC common stock to NeighborCare’s shareholders of record as of October 15, 2003 in the form of a tax-free spin-off as described in Note 1. Under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144), discontinued businesses, including assets held for sale or distributed to shareholders, are removed from the results of continuing operations. Consolidated interest expense in periods prior to the spin-off has been allocated to discontinued operations using a basis of net assets of each of the continuing and discontinued operating segments for the nine months ended June 30, 2004.

The following table sets forth the components of income from discontinued operations for the nine months ended June 30, 2004 related to the operations of GHC for periods prior to the spin-off (in thousands):

Net revenues of GHC	$250,927

Net operating income of GHC	$16,450
Interest expense allocation	2,467
Income tax expense	5,548
Income from discontinued operations, net of taxes	$8,435

5.	Certain Significant Transactions and Events

Strategic Planning, Severance and Other Operating Items

NeighborCare has incurred costs that are directly attributable to NeighborCare’s transforming to a pharmacy-based business and certain of its short-term strategic objectives. These costs are segregated in the unaudited condensed consolidated statements of operations as “Strategic planning, severance and other operating items.” A summary of these costs for the nine months ended June 30, 2005 follows (in thousands):

	Accrued as of September 30, 2004	Nine Months Ended June 30, 2005		Accrued as of June 30, 2005

		Provision	Paid

Employee contract termination, transaction completion bonuses, severance and related costs	$2,304	$772	$1,934	$1,142
Strategic planning and other items	655	—	142	513
Total	$2,959	$772	$2,076	$1,655

Strategic planning, severance and other operating items for the nine months ended June 30, 2005 are primarily attributable to the consolidation of NeighborCare pharmacy operations.

Strategic planning, severance and other operating items for the nine months ended June 30, 2004 relate primarily to legal, professional and other fees incurred to complete the spin-off transaction of $16.7 million; costs incurred pursuant to the termination provisions of employment contracts and transaction completion bonuses with NeighborCare and GHC executives of $10.2 million; costs incurred to extinguish long-term debt and related obligations in connection with the spin-off of $14.5 million (represents the write-off of unamortized deferred financing costs of $5.9 million, consent fees required to eliminate our commitments under GHC debt of $5.0 million and other related debt settlements of $3.6 million); and severance and related costs incurred pursuant to our corporate and regional consolidation in the second quarter of fiscal 2004 of $2.1 million.

Takeover Defense Expenses

On May 24, 2004, Omnicare, Inc. announced its intention to purchase all of the outstanding shares of NeighborCare, Inc. common stock for $30 per share in cash. On May 25, 2004, NeighborCare announced that its Board of Directors unanimously rejected the proposal. On June 3, 2004, Omnicare, Inc. announced its intention to commence a tender offer to purchase all of the outstanding shares of NeighborCare, Inc. common stock for $30 per share in cash. On June 16, 2005, Omnicare, Inc. publicly announced that it had increased the price to be paid pursuant to the tender offer to $32 per share in cash. On June 27, 2005, NeighborCare, Inc. announced that the Board of Directors had unanimously recommended that shareholders again reject the tender offer and not tender shares pursuant to the offer. On July 6, 2005, NeighborCare, Inc., with the unanimous approval of the Board of Directors executed a merger agreement with Omnicare, Inc. in which Omnicare, Inc. would purchase all of the outstanding shares of NeighborCare, Inc. common stock for $34.75 per share in cash. This transaction was completed on July 28, 2005 and as a result, at that date, NeighborCare, Inc. became a wholly-owned subsidiary of Omnicare, Inc. Further information relating to the tender offer, including the Board’s recommendation and reasons therefor, can be found in NeighborCare’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on June 14, 2004, and in subsequent amendments filed with Securities and Exchange Commission. See "Subsequent Events" Note for further discussion.

NeighborCare has incurred various expenses as a result of the tender offer including legal, investment banking and other fees. During the nine months ended June 30, 2005 and 2004, $4.2 million and $16.8 million of takeover defense expenses were incurred, respectively.

6.	Certain Significant Risks, Uncertainties and Business Concentrations

At June 30, 2005, NeighborCare had contracts to provide services to approximately 297,000 residents in long-term care facilities in 34 states and the District of Columbia. Many of these contracts, as is typical in the industry, are for a period of one year but can be terminated by either party for any reason upon thirty to sixty days written notice.

For the nine months ended June 30, 2005 and 2004, net revenues from GHC were 11% of total consolidated NeighborCare net revenues. Net revenues from Manor Care in the nine months ended June 30, 2005 and 2004 were 10% of consolidated NeighborCare net revenues. No other individual customer or market group represented more than 5% of NeighborCare’s consolidated net revenues.

At June 30, 2005, NeighborCare has a $34.9 million deposit with its primary pharmaceutical wholesaler. The deposit is fully refundable at the request of NeighborCare.

7.	Long-Term Debt

Long-term debt as of June 30, 2005 and September 30, 2004 consists of the following (in thousands):

	June 30, 2005	September 30, 2004

Senior Subordinated Notes due 2013	$250,000	$250,000
Borrowings under revolving credit facility	56,100	—
Capital lease obligations and other debt, inclusive of fair market value adjustments	15,280	12,271
Total debt	321,380	262,271
Less:
Current portion of long-term debt	(61,135)	(4,263)
Long-term debt	$260,245	$258,008

In order to effectively convert $125 million of NeighborCare’s $250 million fixed-rate debt into variable-rate debt, NeighborCare entered into an interest rate swap agreement with a notional amount of $125 million, which expires November 15, 2013, in which NeighborCare receives a fixed-rate of 6.875% and pays a floating rate based on the six-month London InterBank Offered Rate (LIBOR) plus 1.8475% with measurement and settlement performed semiannually. The swap is designated as a fair value hedge, as the critical terms of the interest rate swap and the hedged item are designed to match thereby satisfying the criteria for short-cut method of accounting as defined by SFAS No. 133, as amended. Accordingly, the swap and the underlying debt obligation are recorded on the balance sheet at their fair value, with the changes in fair value of the derivative and the related debt being recorded in the consolidated statement of operations. Based upon valuations provided by third party financial institutions, the fair values of the interest rate swap were $1.8 million as of June 30, 2005 and $0.3 million as of September 30, 2004. The fair value of the hedged portion of the debt is recorded as an addition to the carrying value of the Senior Subordinated Notes due 2013 included in capital lease obligations and other debt, inclusive of fair market value adjustments. A corresponding asset is recorded in other long-term assets at June 30, 2005 to reflect the fair market value of the interest rate swap derivative instrument. At September 30, 2004, the fair value of the hedged debt was recorded as an increase to the carrying value of the Senior Subordinated Notes due 2013 being hedged through capital lease obligations and other debt, inclusive of fair market value adjustments. A corresponding asset was recorded in other long-term assets at September 30, 2004 reflecting the fair market value of the interest rate swap at that date. The fair value of the 6.875% Senior Subordinated Notes due 2013 on June 30, 2005 and September 30, 2004 was $262.5 million and $250.8 million, respectively, and was determined using quoted market rates on those dates.

On July 28, 2005, NeighborCare repaid all outstanding indebtedness of approximately $77.9 million under its $100.0 million revolving credit facility as a result of the merger with Omnicare, Inc., all of which was funded by Omnicare, Inc.

On August 27, 2005, NeighborCare closed its tender offer to repurchase all of the outstanding 6.875% Senior Subordinated Notes due 2013. See “Subsequent Events” Note for a more detailed description of the tender offer.

8.	Guarantor Subsidiaries and Condensed Consolidated Financial Statements

NeighborCare’s $250 million Senior Subordinated Notes due 2013 are fully and unconditionally guaranteed on a joint and several basis by certain 100% owned subsidiaries of NeighborCare (Guarantors). Those subsidiaries that do not guarantee the notes consist of the joint ventures in which NeighborCare has a greater than 50% share in the equity and earnings thereof (Non-Guarantors). Separate financial statements of the guarantor subsidiaries have not been prepared because NeighborCare management believes it would not be material to investors. The following tables present the condensed consolidating financial statements of NeighborCare, Inc. (Parent), the guarantor subsidiaries and the non-guarantor subsidiaries:

Condensed Consolidating Balance Sheets

June 30, 2005

(in thousands)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Accounts receivable, net	$200,349	$251,391	$19,329	$(176,570)	$294,499
Other current assets	40,790	74,802	18,550	—	134,142
Property, plant and equipment, net	18,763	69,296	7,121	—	95,180
Investment in subsidiaries	23,712	1,590	—	(22,671)	2,631
Goodwill	287,419	80,289	3,292	—	371,000
Other long-term assets	22,939	19,037	38	—	42,014
	$593,972	$496,405	$48,330	$(199,241)	$939,466

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$90,473	$210,351	$14,237	$(176,570)	$138,491
Current portion of long-term debt	60,643	—	492	—	61,135
Long-term debt less current portion	256,573	260	3,412	—	260,245
Other non-current liabilities	78,084	—	—	—	78,084
Shareholders’ equity	108,199	285,794	30,189	(22,671)	401,511
	$593,972	$496,405	$48,330	$(199,241)	$939,466

Condensed Consolidating Balance Sheets

September 30, 2004

(in thousands)

	Parent	Guarantors	Non- Guarantors	Eliminations	Consolidated
Assets
Accounts receivable, net	$146,197	$195,364	$18,365	$(129,023)	$230,903
Other current assets	108,879	63,787	13,414	—	186,080
Property, plant and equipment, net	18,685	58,069	7,461	—	84,215
Investment in subsidiaries	20,209	1,381	—	(21,034)	556
Goodwill	287,142	26,720	2,258	—	316,120
Other long-term assets	25,795	5,676	63	—	31,534
	$606,907	$350,997	$41,561	$(150,057)	$849,408

Liabilities and Shareholders’ Equity
Accounts payable and accrued expenses	$82,876	$155,346	$12,513	$(129,023)	$121,712
Current portion of long-term debt	4,263	—	—	—	4,263
Long-term debt less current portion	256,240	254	1,514	—	258,008
Other non-current liabilities	78,645	—	—	—	78,645
Shareholders’ equity	184,883	195,397	27,534	(21,034)	386,780
	$606,907	$350,997	$41,561	$(150,057)	$849,408

Condensed Consolidating Statements of Operations

Nine months ended

June 30, 2005

(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated
Net revenues	$—	$1,082,548	$117,463	$1,200,011
Cost of revenues	—	874,361	86,210	960,571
Gross profit	—	208,187	31,253	239,440
Operating expenses	49,176	122,200	16,457	187,833
Interest expense, net	11,764	1,276	146	13,186
Other expense (income)	4,017	(554)	—	3,463
Income (loss) before income tax provision	(64,957)	85,265	14,650	34,958
Income tax provision	23,328	—	—	23,328
Net income (loss)	$(88,285)	$85,265	$14,650	$11,630

Condensed Consolidating Statements of Operations

Nine months ended

June 30, 2004

(in thousands)

	Parent	Guarantors	Non- Guarantors	Consolidated

Net revenues	$—	$952,053	$114,081	$1,066,134
Cost of revenues	—	755,185	83,132	838,317
Gross profit	—	196,868	30,949	227,817
Operating expenses	99,777	108,291	16,726	224,794
Interest expense, net	14,392	147	160	14,699
Other expense (income)	3,945	(491)	—	3,454
Income (loss) before income taxes	(118,114)	88,921	14,063	(15,130)
Income tax benefit	(2,423)	—	—	(2,423)
Income (loss) from continuing operations	(115,691)	88,921	14,063	(12,707)
Income from discontinued operations, net of taxes	8,435	—	—	8,435
Net income (loss)	$(107,256)	$88,921	$14,063	$(4,272)

Condensed Consolidating Statements of Cash Flows Nine months ended June 30, 2005 (in thousands)
	Parent	Guarantors	Non- Guarantors	Consolidated

Cash flow from operating activities	$(28,145)	$27,483	$5,994	$5,332
Cash flow from investing activities	(98,917)	(22,226)	(866)	(122,009)
Cash flow from financing activities	56,100	(3,057)	(415)	52,628
Net increase (decrease) in cash and cash equivalents	(70,962)	2,200	4,713	(64,049)
Cash and cash equivalents at beginning of period	69,431	5,790	6,702	81,923
Cash and cash equivalents at end of period	$(1,531)	$7,990	$11,415	$17,874

Condensed Consolidating Statements of Cash Flows Nine months ended June 30, 2004 (in thousands)
	Parent	Guarantors	Non- Guarantors	Consolidated

Cash flow from operating activities	$162,370	$1,701	$(120,756)	$43,315
Cash flow from investing activities	(77,573)	(970)	(3,064)	(81,607)
Cash flow from financing activities	(34,239)	534	9,415	(24,290)
Net increase (decrease) in cash and cash equivalents	50,558	1,265	(114,405)	(62,582)
Cash and cash equivalents at beginning of period	5,869	7,124	119,733	132,726
Cash and cash equivalents at end of period	$56,427	$8,389	$5,328	$70,144

9.	Earnings (Loss) Per Share

The following table sets forth the computation of basic and diluted earnings (loss) per share for the nine months ended June 30, 2005 and 2004 (in thousands, except per share data):

	Nine months ended
	June 30, 2005	June 30, 2004

Earnings:
Basic and diluted calculation:
Income (loss) from continuing operations	$11,630	$(12,707)
Income from discontinued operations	—	8,435
Net income (loss)	$11,630	$(4,272)

Shares:
Weighted average shares outstanding — basic	43,833	42,565
Dilutive effect of stock options and restricted stock	835	—
Weighted average shares outstanding — diluted	44,668	42,565

Per common share data:
Basic:
Income (loss) from continuing operations	$0.27	$(0.30)
Income from discontinued operations	—	$0.20
Net income (loss)	$0.27	$(0.10)
Diluted:
Income (loss) from continuing operations	$0.26	$(0.30)
Income from discontinued operations	—	$0.20
Net income (loss)	$0.26	$(0.10)

Basic earnings per share is calculated by dividing earnings (numerator) by the weighted average number of shares of common stock outstanding during the respective reporting period (denominator). Included in the calculation of basic weighted average shares for the current quarter are approximately 259,000 shares to be issued in connection with the joint plan of reorganization confirmed by the bankruptcy court.

Diluted earnings per share is calculated in a manner consistent with basic earnings per share except, where applicable, the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options and vesting of restricted stock awards. For the nine months ended June 30, 2004, NeighborCare reported a net loss from continuing operations for the period, thus the impact of including the effect of unexercised stock options would be anti-dilutive.

10.	Segment Information

NeighborCare’s principal operating segments are identified by the types of products and services from which revenues are derived and are consistent with the reporting structure of NeighborCare’s internal organization. NeighborCare has two reportable segments: (1) institutional pharmacy business and (2) corporate and other.

The institutional pharmacy business provides prescription and non-prescription pharmaceuticals, infusion therapy and medical supplies and equipment to the elderly, chronically ill and disabled in long-term care facilities, including skilled nursing facilities, assisted living facilities, residential and independent living communities and other institutional healthcare facilities. The pharmacy services provided in these settings are tailored to meet the needs of the institutional customer. These services include highly specialized packaging and dispensing systems, computerized medical records processing and 24-hour emergency services. NeighborCare also provides pharmacy consulting services to assure proper and effective drug therapy, including monitoring and reporting on prescription drug therapy and assisting the facility in compliance with applicable federal and state regulations.

Summarized financial information concerning NeighborCare’s reportable segments is shown in the following table for the nine months ended June 30, 2005 and comparable period last year. The “Corporate and Other” category of operations represents operating information of business units below the prescribed quantitative thresholds under SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Revenues from these business units are primarily derived from NeighborCare’s community-based professional pharmacy business, home infusion, respiratory and medical equipment business and long-term care group purchasing business (Tidewater). The “Corporate and Other” category also consists of NeighborCare’s corporate general and administrative function, for which there is generally no revenue generated.

This approach to segment reporting is consistent with NeighborCare’s internal financial reporting and the information used by the chief operating decision makers regarding the performance of the reportable and non-reportable segments. The accounting policies of the segments are the same as those of the consolidated organization.

	Institutional Pharmacy	Corporate and Other	Consolidated
		(in thousands)

Nine months ended June 30, 2005
Net revenues	$1,035,372	$164,639	$1,200,011
Gross profit	190,061	49,379	239,440
Operating income (loss)	89,030	(37,423)	51,607
Nine months ended June 30, 2004
Net revenues	$902,840	$163,294	$1,066,134
Gross profit	176,784	51,033	227,817
Operating income (loss)	86,158	(83,135)	3,023
Total assets as of
June 30, 2005	$303,500	$635,966	$939,466
September 30, 2004	217,969	631,439	849,408

11.	Income Taxes

NeighborCare’s provision (benefit) for income taxes from continuing operations was $23.3 million and $(2.4) million for the nine months ended June 30, 2005 and 2004, respectively. The income tax benefit generated from the utilization of certain NOL carryforwards will be applied first as a reduction to goodwill and, thereafter, as a direct addition to paid in capital, pursuant to Statement of Position (SOP) No. 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” at such time as it is assured. During the quarter ended June 30, 2005, NeighborCare recorded additional income tax expense of approximately $9.1 million related to takeover defense costs incurred in NeighborCare's current fiscal year and fiscal year ended September 30, 2004, associated with NeighborCare's defense against Omnicare, Inc.'s attempted takeover of NeighborCare. NeighborCare revised its accounting for income taxes related to these costs as a result of the definitive merger agreement between NeighborCare and Omnicare, Inc., announced July 7, 2005.

12.	Restricted Stock

On June 15, 2004, NeighborCare’s shareholders approved the 2004 Performance Incentive Plan (the Plan). The aggregate number of shares that may be issued under the Plan is 5,000,000. As of June 30, 2005, 448,546 shares of restricted stock have been issued to NeighborCare employees under the Plan, of which 198,393 are fully vested and 72,204 have been surrendered to fulfill employee income tax obligations resulting from the grants. These restricted stock grants were issued out of the treasury shares held as of the respective grant dates. Restrictions on grants to employees typically vest ratably over three years from the date of grant such that the employee cannot sell or trade the restricted stock until it becomes vested. In addition, as of June 30, 2005, 46,921 shares of restricted stock have been issued to members of NeighborCare’s board of directors. Restricted shares issued to current board members are restricted such that the holder cannot sell or trade the stock unless the seller’s holdings in NeighborCare stock exceed $285,000 after the sale or trade occurs. The restrictions immediately lapse upon the holder’s termination of board membership.

As a result of the merger on July 28, 2005 with Omnicare, Inc., all unvested shares of restricted stock became vested pursuant to the change of control provisions contained in the Plan. Pursuant to the merger agreement, these shares of restricted stock were redeemed by Omnicare for $34.75 per share on that date and are no longer outstanding.

13.	Changes in Shareholders’ Equity and Other Comprehensive Income

The rollforward of shareholders’ equity is as follows (in thousands):

Balance at September 30, 2004	$386,780
Stock option exercises and stock-based compensation	3,101
Net income	11,630
Balance at June 30, 2005	$401,511

As of June 30, 2005 and September 30, 2004, NeighborCare’s comprehensive income was equal to net income.

For the nine months ended June 30, 2004, NeighborCare recognized $4.4 million in other comprehensive income as a result of the termination of an interest rate swap as a result of the spin-off of GHC. Additionally, $1.1 million of other comprehensive loss was distributed to GHC in the spin-off. For further information regarding the spin-off and distribution of net assets to GHC, refer to the Form 10-K.

14.	Commitments and Contingencies

Financial Commitments

Requests for providing commitments to extend financial guarantees and extend credit are reviewed and approved by NeighborCare senior management. Management regularly reviews all outstanding commitments, letters of credit and financial guarantees, and the results of these reviews are considered in assessing the need for any provisions for possible credit and guarantee losses.

As of September 30, 2004, NeighborCare had extended letters of credit of $2.4 million. The outstanding letters of credit reduce NeighborCare's borrowing availability under its $100.0 million revolving credit facility to $97.6 million.

Legal Proceedings

NeighborCare is a party to litigation arising in the ordinary course of business. NeighborCare accrues for legal proceedings when an unfavorable outcome is probable and reasonably estimable. With exception to the discussion which follows, NeighborCare does not believe the results of such litigation, even if the outcome is unfavorable, would have a material adverse effect on NeighborCare’s financial position.

Haskell et al v. Goldman Sachs & Co. et al.

This action was brought January 27, 2004 in the Supreme Court of New York, County of New York, by 275 former investors who collectively held over $205 million in subordinated debentures prior to the filing of the Company’s Chapter 11 bankruptcy petition in 2000. The case was subsequently removed to federal court and then to the U.S. Bankruptcy Court for the District of Delaware. The plaintiffs allege fraud and grossly negligent misrepresentation by the defendants in connection with the Bankruptcy Court’s approval of NeighborCare’s plan of reorganization confirmed by the Bankruptcy Court in 2001, canceling the subordinated debentures. The defendants, in addition to NeighborCare, Inc., are Goldman Sachs & Co., Mellon Bank, N.A., Highland Capital Management, LP, and George V. Hager, Jr., NeighborCare’s chief financial officer during the period in question. The plaintiffs seek to recover $200 million plus interest costs and fees. The defendants made a motion to dismiss, which was granted by the U.S. Bankruptcy Court. Plaintiffs have appealed that decision. Meanwhile, Mellon Bank N.A. filed a cross claim for indemnification against NeighborCare. NeighborCare filed a motion to dismiss this claim and Mellon filed a motion for summary judgment. The court ruled that NeighborCare will be obligated to reimburse Mellon’s losses in the case, except for those resulting from Mellon’s gross negligence or willful misconduct. NeighborCare will not be required to indemnify Mellon until the court’s judgment becomes final.

Spin-off Contingencies

The separation and distribution agreement generally provides for a full and complete release and discharge as of the date of the consummation of the spin-off of all liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the date of the consummation of the spin-off between or among NeighborCare and its affiliates, on the one hand, and GHC and its affiliates, on the other hand, including any contractual agreements or arrangements existing or alleged to exist between or among those parties on or before that date.

GHC has agreed to indemnify, defend and hold harmless NeighborCare and its affiliates, and each of its directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•	the failure of GHC, or its affiliates, or any other person to pay, perform or otherwise promptly discharge any of the liabilities of the eldercare businesses;

•	any liabilities of the eldercare businesses and the operation of the eldercare businesses at any time before or after the spin-off;

•	any breach by GHC or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement;

•	one-half of any liabilities arising out of the Company's 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement); and

•	specified disclosure liabilities.

NeighborCare has agreed to indemnify, defend and hold harmless GHC and its affiliates, and each of its directors, officers and employees, from and against all liabilities relating to, arising out of or resulting from:

•

the failure of NeighborCare, or its affiliates, or any other person to pay, perform or otherwise promptly discharge any of NeighborCare's liabilities, other than liabilities of the eldercare businesses;

•	any of NeighborCare liabilities, other than liabilities of the eldercare businesses, and the operation of its business other than the eldercare businesses at any time before or after the spin-off;

•	any breach by NeighborCare or its affiliates of the separation and distribution agreement or any of the ancillary agreements entered into in connection with the separation and distribution agreement;

•	one-half of any liabilities arising out of NeighborCare's 2001 joint plan of reorganization (other than certain liabilities specifically allocated in the separation and distribution agreement); and

•	specified disclosure liabilities.

15.	Subsequent Events

On July 28, 2005, NeighborCare became the wholly-owned subsidiary of Omnicare, Inc. as the result of the purchase by a wholly owned subsidiary of Omnicare, Inc. of shares of NeighborCare’s outstanding common stock (the “Shares”) at a price of $34.75 by a tender offer (the “Offer”) and the subsequent merger of the subsidiary with and into NeighborCare, with NeighborCare surviving and becoming a wholly owned subsidiary of Omnicare. Approximately 42,897,600 Shares were tendered in the Offer, representing approximately 97.2% of the then-outstanding Shares. On July 28, 2005, Omnicare accepted for payment all Shares validly tendered and not properly withdrawn. In the Offer, after giving effect to the settlement of Shares tendered that were subject to guaranteed delivery, Omnicare acquired the aggregate of 42,011,760 Shares, representing approximately 95.2% of the outstanding Shares. In the merger, all shares of NeighborCare’s outstanding common stock not tendered were converted into the right to receive the same consideration per share paid in the tender offer, unless the holders of such shares properly exercise their appraisal rights under Pennsylvania law. On the same date, NeighborCare’s common stock was de-listed from the NASDAQ National Market. Further information relating to the tender offer can be found in NeighborCare’s Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission on June 14, 2004, and in subsequent amendments filed with Securities and Exchange Commission.

On August 27, 2005, NeighborCare closed its tender offer for cash to purchase all of the $250 million outstanding principal amount of NeighborCare’s 6.875% Senior Subordinated Notes due 2013 (the “NeighborCare Notes”). All of the NeighborCare Notes were validly tendered in the offer. The total consideration, excluding accrued and unpaid interest, for each $1,000 principal amount of the NeighborCare Notes validly tendered was $1,096.85.